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                      Suite 2200 - 885 West Georgia Street
                             Vancouver, BC  V6C 3E8
                  Telephone: 604.687.9931     Fax: 604.681.7116

February  4,  2000

Kim  Cathers
#203,  1230  Burnaby  Street
Vancouver,  B.C.
V6C  1P5

Dear  Kim:

Re:     PUBLIC  RELATIONS  CONSULTANT

This letter will confirm and document our agreement concerning the provision of public relations services by you, as a consultant, to WWBROADCAST.NET INC. (the "Company"). You have advised the Company that you have expertise in the area of providing public relations services to companies and in assisting companies in the preparation of corporate and product related materials. In furtherance of our discussions we agree as follows:

1. Effective commencing today, February 4, 2000, you shall provide, on a consulting basis, the following public relations services to the Company;

     (a) assist the Company in preparing and finalizing a media advertising budget, assemble professional media kits for dissemination to the press, and the scheduling of events promoting the business of the Company;

     (b) advise the Company with respect as to how best to facilitate the preparation of communications material for dissemination to prospective customers of the Company;

     (c) advise the Company with respect as to how best to advertise the business of the Company;

     (d) advise the Company with respect as to how to best introduce the business of the Company to media contacts including television, radio and the like; and

     (e) provide the Company with advice generally related to the advancement of the business of the Company including, if requested, manage an investor relations program for the Company in the event that the Company should retain an investor relations firm.

In consideration for services to be provided as aforesaid, you shall receive stock options entitling you to acquire up to 100,000 common shares in the Company. The stock options shall be detailed in a separate agreement and shall

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be  on  such  terms  and  conditions as required by the stock option plan of the
Company and shall, without limitation, include a vesting schedule whereby 25% of the options will vest on a quarterly basis with the first 25% vesting 3 months from the date of our agreement. The initial exercise price of the option will be at the market price of the shares of the Company (as determined in accordance with regulatory policy) and for each tranche of shares vesting thereafter the exercise price will increase by US$0.25 per share.

3. The Company will reimburse you for all reasonable disbursements including printing and mailing costs, long distance charges, and all other out-of-pocket expenses incurred by you in the performance of your services to the Company pursuant to our agreement. You agree not to incur any single expenditure that exceeds $200 without obtaining the prior written consent of the Company and you will provide us with original receipts for disbursements and expenses incurred.

4. We confirm you are a consultant only and not an employee, servant or agent of the Company.

5. This agreement may be terminated by either party upon 30 days written notice.

6.     Time  shall  be  of  the  essence  of  this  agreement.

7. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

8. Any notices to be given under this agreement shall be given in writing and delivered by way of hand delivery and shall, for all purposes, be deemed to have been delivered when delivered.

Please execute the copy of this letter agreement in the place provided to form a binding agreement.

Yours  truly,

WWBROADCAST.NET  INC.



Kirk  E.  Exner,  President



          Agreed  to  and  accepted  this  4th  day  of  February,  2000.


                                        Kim Cathers